Exhibit 10.83

EXECUTION VERSION

AMENDMENT, WAIVER & CONSENT

This Amendment, Waiver & Consent (this “Consent”) is entered into effective as of  June  27, 2017 by and among Jaguar Animal Health, Inc., a Delaware corporation (“Jaguar”), Napo Pharmaceuticals, Inc., a Delaware Corporation (“Napo”), and Nantucket Investments Limited, a company organized under the laws of Guernsey (“Nantucket”), pursuant to and in connection with that certain Investor Rights Agreement by and between Jaguar and Nantucket, dated March 31, 2017 (the “IRA”), that certain Settlement and Discounted Payoff Agreement by and among Napo, Nantucket and the lenders party thereto, dated March 31, 2017 (the “Settlement Agreement”), and that certain Agreement and Plan of Merger by and among Jaguar, Napo Acquisition Corporation, a Delaware corporation, Napo and Gregory Stock as the Napo Representative, dated March 31, 2017 (the “Merger Agreement” and, collectively with the IRA and the Settlement Agreement, the “Transaction Agreements”).  All terms not defined herein shall have the meaning prescribed in the Transaction Agreements, as applicable.

RECITALS

WHEREAS, prior to the Effective Time, Jaguar intends to issue a convertible promissory note convertible at $1.00 per share of Jaguar Common Stock pursuant to the terms and conditions substantially as set forth in the $2,155,000 (“Face Value”) Convertible Note Term Sheet attached hereto as Exhibit A (the “Convertible Note”);

WHEREAS, (x) since execution of the Merger Agreement on March 31, 2017, and through the date hereof Jaguar has sold 1,258,373 shares of Common Stock for an aggregate consideration of $670,883 under the Aspire Capital Fund Common Stock Purchase Agreement (the “Aspire Agreement”) and (y) Jaguar intends to sell and issue after the date hereof an aggregate amount of up to One Million Eight Hundred Fifty-Two Thousand One Hundred and Seven  (1,852,107) additional shares at no less than an average per share price of fifty cents ($0.50) per share for aggregate gross proceeds of up to $926,053 before the Effective Date (collectively, (x) and (y), the “Stock Issuances”);

WHEREAS, as a result of the dilution that may be caused by the issuance of the Convertible Note (assuming only the conversion of the Face Value) and the Stock Issuances, it is anticipated that immediately after the Closing the Tranche A Shares would represent 18.9% of the total outstanding capital stock of the Company (on a fully diluted basis as defined in Section 2.1(d) of the IRA) and, if not for the agreements contained herein, the Tranche C Shares would represent 4.7% of the total outstanding capital stock of the Company (on a fully diluted basis as defined in Section 2.1(d) of the IRA), whereby “fully diluted basis” shall for purposes of the Convertible Note, IRA and this Consent shall mean only the Face Value and not any additional dollar amounts that may be convertible under the Note;

WHEREAS, it has become evident that such pre-Merger financings and other post-Merger financings may require the reservation of more shares than are initially issuable under such financings such that an increase in the authorized number of shares of common stock contemplated under the Merger Agreement from 175,000,000 shares to 250,000,000 shares is prudent (the “Common Share Increase”); and

WHEREAS, Napo has requested that Jaguar waive the conditions to Jaguar’s obligations to consummate the Merger at the Effective Time (x) set forth in Section 8.2(h) of the Merger

Agreement regarding Napo’s trade payables and other unsecured Indebtedness (other than convertible debt) and/or other liabilities to existing creditors, exclusive of Merger transaction expenses, which shall not exceed in the aggregate $6,200,000 and (y) set forth in Section 8.2(i) of the Merger Agreement regarding a minimum available cash balance of Napo of $500,000 (collectively, (x) and (y), the “Jaguar Conditions to Closing”).

NOW THEREFORE, in consideration of the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

AGREEMENT

1.              Jaguar, Nantucket and Napo hereby each consents under the Transaction Agreements to the Common Share Increase under Jaguar’s Amended and Restated Certificate of Incorporation (“COI”) such that the first sentence of Article IV of the COI shall be amended in each of the Transaction Agreements to read as follows:

ARTICLE IV

The total number of shares of stock that the Corporation shall have authority to issue is Three Hundred Ten Million  (310,000,000) shares, consisting of (i) Two Hundred Fifty Million (250,000,000) shares of common stock, $0.0001 par value per share (‘‘Common Stock’’), (ii) Fifty Million (50,000,000) shares of convertible non-voting common stock, $0.0001 par value per share (‘‘Non-Voting Common Stock’’), and (iii) Ten Million (10,000,000) shares of Preferred Stock, $0.0001 par value per share (‘‘Preferred Stock’’).

2.              Napo hereby consents under the Transaction Agreements to the transactions contemplated by the Convertible Note and Stock Issuances.

3.              Nantucket hereby (a) consents to (i) Napo’s waiver of its rights under the Merger Agreement pursuant to the immediately preceding sentence as required pursuant to Section 6(f) of the Settlement Agreement and (ii) the transactions contemplated by the Convertible Note and Stock Issuances solely for purposes of the requirement in Section 3.1(b) of the IRA; and (b) acknowledges and agrees that (i) to the extent the dilution to the Tranche A Shares as a result of the Convertible Note issuance or the Stock Issuances would result in a breach of the IRA or a failure of the condition set forth in Section 2(j) of the Settlement Agreement to be satisfied at the Closing, any such breach or failure is hereby waived so long as immediately after the Closing, the Tranche A Shares represent no less than 18.9% of the total outstanding capital stock of the Company (on a fully diluted basis as defined in Section 2.1(d) of the IRA assuming “fully diluted basis” shall for purposes of the Convertible Note, IRA and this Consent mean only the Face Value and not any additional dollar amounts that may be convertible under the Note), and (ii) the issuance of any securities pursuant to the Convertible Note or the Stock Issuances shall not cause or trigger Nantucket to have any rights under Section 4.2(d) of the IRA.

4.              Jaguar, Nantucket and Napo each acknowledge and agree that, at the Effective Time, in accordance with the adjustment mechanism set forth in Section 2.1(d) of the IRA, (a) the Remaining Tranche C Shares set forth in Section 2.1(a)(iii) of the IRA shall be increased to 2,217,579 shares of Voting Common Stock from the original 1,940,382 shares of

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Voting Common Stock, (b) the Tranche B Shares set forth in Section 2.1(a)(ii) of the IRA shall be reduced to 19,700,625 shares of Non-Voting Common Stock from the original 19,900,202 shares of Non-Voting Common Stock and (c) the Transaction Agreements shall be deemed amended hereby to the extent necessary to give effect to clauses (a) and (b) above.

5.              In connection with and upon consummation of the Merger at the Effective Time, Jaguar hereby waives the Jaguar Conditions to Closing, and Nantucket hereby consents to Jaguar’s waiver of the Jaguar Conditions to Closing as required pursuant to Section 3.1(c) of the IRA.

6.              Jaguar, Nantucket and Napo each acknowledge and agree that the Outside Date specified in Section 10.1(b)(i) of the Merger Agreement is hereby extended to July 31, 2017.  Nantucket and Napo each acknowledge and agree that the date specified in Section 9(a) of the Settlement Agreement is hereby extended to July 31, 2017.

7.              This Consent shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflict of laws principles thereof.

8.              This Consent may be executed in counterparts and this has the same effect as if the signatures on the counterparts were on a single copy and each counterpart may be delivered by facsimile, “pdf” or other form of electronic transmission.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have duly executed this Amendment, Waiver & Consent effective as of the day and year first written above.

JAGUAR:
JAGUAR ANIMAL HEALTH, INC.

By:	/s/ Lisa A. Conte
Name: Lisa A. Conte
Title: President & Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT, CONSENT & WAIVER]

NANTUCKET:
NANTUCKET INVESTMENTS LIMITED

By:	/s/ Mark Woodall
Name: Mark Woodall
Title: Director

[SIGNATURE PAGE TO AMENDMENT, CONSENT & WAIVER]

NAPO:
NAPO PHARMACEUTICALS, INC.

By:	/s/ Charles Thompson
Name: Charles Thompson
Title: Chief Financial Officer

[SIGNATURE PAGE TO AMENDMENT, CONSENT & WAIVER]

EXHIBIT A TO AMENDMENT, CONSENT & WAIVER

JAGUAR ANIMAL HEALTH, INC. (“JAGX”)
TERM SHEET
$2,155,000 CONVERTIBLE NOTE

June 27, 2017

Borrower:	Jaguar Animal Health, Inc., a Delaware corporation (“JAGX” or the “Company”)

Investor:	Iliad Research and Trading, L.P., a Utah corporation (“Iliad” or the “Investor”)

Note:

JAGX will issue to Investor a $2,155,000 (“Maturity Amount”) including the OID, secured promissory note (the “Note”). The Note shall bear interest at the rate of 8% per annum. The Note shall be due August 2, 2018 (“Initial Funding Date” or “Closing”).

Payment:	On the Initial Funding Date, Investor will deliver $1,700,000 to JAGX in consideration for the JAGX Note to be used to pay or cash collateralize the Hercules outstanding debt.

Conversion Price:

The conversion price will be fixed at $1.00 per share. This is a fixed lender conversion price that will allow the Investor to convert any amount of the outstanding balance at any time commencing 6 months following the Initial Funding Date at the fixed conversion price upon Investor election.

Floor Price:	The floor price will be fixed at $1.25 per share.

S-1 Registration:

The company will file a registration statement within 60 days following the Initial Funding Date and will use commercially reasonable efforts to cause a sufficient amount of shares to be registered to honor the deal with Iliad.

Redemption Right:

At the earlier of the S-1 effective date, or the 6 month anniversary of the Initial Funding Date, the Investor will have the right to redeem any portion of the outstanding balance. If redemption(s) are made prior to the 6 month anniversary of the Initial Funding Date, the redemptions must be satisfied in stock. After the 6 month anniversary of the Initial Funding Date, the redemption(s) may be satisfied in cash or stock at the election of the Company. If redemption is honored in stock it will be issued at $1.00 per share so long as the Actual Market Price is not less than the Floor Price. If the Actual Market Price is less than the Floor Price, then the redemption must be honored in cash. There will be a monthly cap on redemptions at $350,000 per month.

Actual Market Price:	The Actual Market Price of the common stock shall be the price of the stock at the end of the most recently ended trading day.

Events of Default:	Final documents will include standard Events of Default, including but not limited to:

• Failuure to repay the JAGX Note when it is due at maturity (subject to 1 Business Day cure period).
• Failure to pay any Redemption Amount when due (subject to 1 Business Day cure period and conversion cure period as noted below).

•                                          Failure to deliver shares to the Holder within 3 business days of receipt of a written notice exercising Investor’s right to a conversion (subject to 5 day cure period) on more than 3 separate occasions.

• A final and non-appealable judgment entered against JAGX for an amount greater than $1 million which remains unpaid for more than 30 days.
• Failure to maintain authorized, but unissued shares equal to 2.5 times the number of shares required to convert the outstanding balance of the Note.

Upon the occurrence of an Event of Default, and the Company’s failure to cure within a reasonable time after receiving written notice of such a Default, the Investor shall have the right to be redeemed at 117.5% of the outstanding balance immediately due prior to such event of default. Following an Event of Default, interest shall accrue at a rate of 17% per annum until cured or waived.

Ownership Limitation:	In no event may Investor own more than 9.99% of the outstanding voting securities of JAGX.

Prepayment:	Note may be prepaid, at the Company’s sole election, at an amount equal to 117.5% of the outstanding principal and the accrued and unpaid interest.

Subordination:

The Investor will execute and deliver to Hercules Technology Growth Capital (“Hercules”), a subordination agreement in form and substance satisfactory to Hercules which will provide, among other things, that the obligations of the Company under the Note will be subordinated to the obligations of the Company to Hercules and its affiliates.

Debt Purchase:

The Investor will execute with Hercules an option agreement in form and substance satisfactory to Hercules which will provide the right of the Investor to purchase 100% of the Hercules debt so long as the purchase includes the full pay-out of funds owed to Hercules at such time.

Legal Fees and Expenses:

Each Party will be responsible for its own expenses incurred in the negotiation and consummation of the transactions contemplated hereby, provided, however, that JAGX will pay to Investor $30,000 for legal, administrative and due diligence expenses. The $30,000 will be added to the balance of the Note at closing.

Arbitration:

Disputes will be settled via binding arbitration subject to AAA rules, adjusted to require a decision within 6 months, some limitations on discovery of Investor and a process for selecting an arbitrator.

This Term Sheet has been prepared for discussion purposes only between Investor and JAGX. It is an indication of interest only, not an offer to sell or purchase securities, and is not binding on the parties pending execution of definitive agreements. The information contained herein is confidential and intended only for the person and his or her advisors to whom it is furnished.

The parties hereby acknowledge their mutual consent to the above terms and their intention to negotiate in good faith the contemplated transaction. This Term Sheet will be considered null and void if not executed by both parties by the close of business seven (7) business days after the date of this Term Sheet.

JAGUAR ANIMAL HEALTH, INC.	ILIAD RESEARCH AND TRADING, L.P.

By:	By:

Its:	Its: